Exhibit 99

Dollar General Corporation Reports Record Third Quarter 2012 Sales and Earnings

  Third Quarter Same-Store Sales Increased 4.0%; Total Sales Improved 10.3%
  Operating Profit Increased 16% to 9.1% of Sales, a New Third Quarter Record
  Adjusted EPS Grew 26% to $0.63 per Diluted Share; Reported EPS Increased 24% to $0.62 per Diluted Share
  Company Updates Outlook for 2012 Adjusted EPS to a Range of $2.82 to $2.85

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 11, 2012--Dollar General Corporation (NYSE: DG) today reported strong sales, operating profit and net income for its fiscal 2012 third quarter (13 weeks) ended November 2, 2012.

“Dollar General delivered another solid quarter, and we expect to continue building on our strong track record of success,” said Rick Dreiling, chairman and chief executive officer. “Our same-store sales increased 4.0 percent, on top of a 6.3 percent improvement in the third quarter of 2011 for a two-year stack of 10.3 percent. We had great financial performance across key metrics. Based on these results, we are now forecasting our full year adjusted earnings per share to be in the range of $2.82 to $2.85.”

“Although our performance over the Thanksgiving weekend and start of the holiday season has been encouraging, we continue to be cautious for the remainder of the year. We are facing a significant same-store sales comparison from our 2011 fourth quarter, which included very strong January sales, growing near-term pressures that are impacting our customers’ confidence and spending, and a challenging competitive environment. Dollar General is keenly focused on our ability to capture market share, build and maintain customer loyalty and deliver strong financial returns that support our sustainable growth for the long term.”

Third Quarter 2012 Financial Results

Net income was $208 million, or diluted earnings per share (“EPS”) of $0.62, compared to net income of $171 million, or diluted EPS of $0.50, in the third quarter (13 weeks) of fiscal 2011. For the 2012 third quarter, adjusted net income, as defined in the accompanying table, increased 22 percent to $209.5 million and adjusted EPS increased 26 percent to $0.63 per diluted share.

Sales increased 10.3 percent to $3.96 billion in the 2012 third quarter compared to $3.60 billion in the 2011 third quarter. Same-store sales increased 4.0 percent in the 2012 quarter and 6.3 percent in the 2011 quarter, with increases in customer traffic and average transaction amount contributing to the growth in both periods. Consumables sales continued to increase at a higher rate than non-consumables in the 2012 quarter with the most significant growth in candy and snacks and perishables offerings. Sales growth in home and seasonal categories, as well as certain basic apparel departments, was strong. Overall, hanging apparel sales were weak.

Operating profit increased by 16 percent to 9.1 percent of sales in the 2012 third quarter, compared to 8.6 percent of sales in the 2011 third quarter.

Gross profit, as a percentage of sales, was 30.9 percent in the 2012 third quarter compared to 31.0 percent in the 2011 third quarter. The most significant factors positively affecting the gross profit rate in the 2012 quarter were higher inventory markups, the impact of a significant LIFO charge in the 2011 period ($11 million) that did not reoccur in the 2012 period and transportation efficiencies. The most significant factors negatively affecting the gross profit rate included higher markdowns, a lesser impact from price increases compared to the prior year, a heavier consumables weighting within the sales mix and a higher shrink rate.

Selling, general and administrative expenses (SG&A), as a percentage of sales, was 21.8 percent in the 2012 third quarter compared to 22.4 percent in the 2011 third quarter, an improvement of 58 basis points. Retail labor expense increased at a rate lower than the increase in sales, partially due to ongoing benefits of the Company’s workforce management system. A decrease in incentive compensation also contributed to the overall decrease in SG&A as a percentage of sales, and workers’ compensation and general liability expenses increased at a rate lower than the increase in sales. SG&A results for the 2012 quarter also benefitted from other cost reduction and productivity initiatives as well as the 10.3 percent increase in sales. Costs that increased at a rate higher than the sales increase include fees associated with increased debit card usage.

Interest expense was $28 million in the 2012 third quarter compared to $39 million in the 2011 third quarter. The decrease was primarily due to lower all-in interest rates.

Other (income) expense in the 2012 third quarter includes $1.7 million of debt amendment fees which were reimbursed by Buck Holdings, L.P. The reimbursement was accounted for as a capital contribution in the third quarter.

The effective income tax rate for the 2012 third quarter was 37.4 percent compared to a rate of 37.1 percent for the 2011 third quarter. This increase in the effective tax rate was primarily associated with state income tax items. The 2011 period benefited from decreases in state income tax reserves while the 2012 period included expense associated with an increase in reserves. In addition, both periods benefited from decreases in a state income tax valuation allowance associated with state income tax credits; however, the 2011 period’s benefit exceeded the 2012 period’s benefit.

39-Week Period Results

For the 39-week period ended November 2, 2012, total sales increased 11.2 percent over the comparable 2011 period, to $11.81 billion, including an increase in same-store sales of 5.3 percent.

For the 2012 period, operating profit increased by 15 percent to $1.1 billion and, as a percentage of sales, increased 34 basis points to 9.6 percent. Excluding certain items as set forth in the accompanying table, the Company’s operating profit increased 14 percent to $1.1 billion, or 9.6 percent of sales, in the 2012 39-week period compared to 9.4 percent of sales in the 2011 39-week period.

Gross profit, as a percentage of sales, was 31.5 percent in the 2012 39-week period compared to 31.6 percent in the 2011 period, a decrease of 8 basis points. Factors favorably impacting the gross profit rate included a significantly lower LIFO provision, higher inventory markups and improved transportation efficiencies. These positive factors were offset by higher markdowns and lower price increases than in the 2011 period. In addition, consumables, which generally have lower markups than non-consumables, represented a greater percentage of sales in the 2012 period than in the 2011 period. A LIFO provision of $1.2 million was recorded in the 2012 period compared to a $25.4 million provision in the 2011 period.

SG&A was 21.9 percent as a percentage of sales in the 2012 period compared to 22.3 percent in the 2011 period, an improvement of 42 basis points. Excluding certain items as set forth in the accompanying table, SG&A, as a percentage of sales, improved by 32 basis points partially due to the favorable impact of the 11.2 percent sales increase. In addition, retail labor expense increased at a rate lower than the increase in sales, partially due to ongoing benefits of the Company’s workforce management system. Various cost reduction efforts affecting expenses also contributed to the overall decrease in SG&A as a percentage of sales. Costs that increased at a rate higher than the sales increase included fees associated with the increased use of debit cards and advertising.

Interest expense was $100 million in the 2012 39-week period, a decrease of $64 million from the 2011 period. This decrease was due to lower average outstanding long-term obligations, resulting from repurchases of debt in 2012 and 2011 and lower all-in interest rates.

Other (income) expense in the 2012 period included pretax losses totaling $29.0 million resulting from the repurchase of the Company’s 11.875%/12.125% senior subordinated notes, a $2.5 million pretax gain resulting from the settlement of interest rate swaps, the $1.7 million debt amendment fees which were reimbursed by Buck Holdings, L.P. and a pretax loss of $1.6 million resulting from the amendment of the Company’s senior secured revolving credit facility. Other (income) expense in the 2011 period includes pretax losses totaling $60.3 million resulting from the repurchase of the Company’s 10.625% senior notes.

The effective income tax rate for the 2012 period was 36.6 percent compared to a rate of 37.4 percent for the 2011 period. Increases in the effective tax rate associated with the expiration of various federal jobs credits for workers hired after December 31, 2011 (primarily the Work Opportunity Tax Credit), the expiration of the Hire Act’s Retention Credit and an increase in the state income tax rate (the 2011 period benefited from decreases in state income tax reserves while the 2012 period included expense associated with an increase in reserves) were more than offset by decreases associated with the adjustment of accruals due to the favorable resolution of income tax examinations.

The Company reported net income of $635 million, or diluted EPS of $1.89, for the 2012 39-week period, compared to net income of $474 million, or diluted EPS of $1.37 for the 2011 period. Adjusted net income, as defined in the accompanying table, for the 2012 39-week period increased by 26 percent to $656 million compared to adjusted net income of $520 million in the 2011 39-week period. Adjusted EPS increased by 30 percent to $1.95 per diluted share in the 2012 39-week period compared to adjusted EPS of $1.50 in the 2011 39-week period.

Merchandise Inventories

As of November 2, 2012, total merchandise inventories, at cost, were $2.33 billion compared to $2.09 billion as of October 28, 2011, an increase of 5.5 percent on a per-store basis. Improving merchandise in-stock levels, while improving inventory turns, remains a high priority. Inventory turns, based on the most recent four quarters, were 5.2 times as of November 2, 2012.

Capital Expenditures

Total purchases of property and equipment in the 2012 year-to-date period were $454 million including $129 million for improvements, upgrades, remodels and relocations of existing leased stores; $115 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $98 million for stores purchased or built by us; $87 million for distribution and transportation-related capital expenditures; and $19 million for information systems upgrades and technology-related projects. During the 2012 39-week period, the Company opened 479 new stores, including 34 Dollar General Market stores and 24 Dollar General Plus stores, and remodeled or relocated 591 stores.

Share Repurchases

On November 30, 2011, the Company’s board of directors approved a share repurchase program of up to $500 million of the Company’s outstanding stock, and on August 29, 2012, they approved an additional $500 million share repurchase program, bringing total authorizations to $1.0 billion. In the 39-weeks ended November 2, 2012, the Company repurchased $596 million, or 12.7 million shares, under these programs. Since December 2011, the Company has repurchased $781 million, or 17.6 million shares. As of November 2, 2012, an authorization of $219 million remained under the August 2012 share repurchase program.

Fiscal 2012 Financial Outlook

The Company has updated its financial outlook to reflect the results of the third quarter and expectations for the remainder of the year. The Company expects total sales for the 2012 fiscal year to increase by 8.0 to 8.5 percent over the 53-week 2011 fiscal year, or 10 to 10.5 percent on a comparable 52-week basis. Same-store sales, based on a comparable 52-week period, are now expected to increase 4.5 to 5.0 percent. For the year, operating profit, excluding expenses resulting from secondary offerings of the Company’s stock, is expected to be between $1.630 billion and $1.645 billion.

For the fourth quarter, the Company expects comparable store sales to increase by 3 to 4 percent. Gross profit, as a percentage of sales, for the fourth quarter is expected to be flat or modestly below the comparable 2011 period, resulting in a modest decline in the gross profit rate for the full year.

SG&A for the 2012 13-week fourth quarter is expected to increase approximately 4 percent over SG&A in the 2011 14-week fourth quarter, after excluding $10.3 million relating to the acceleration of equity-based compensation and other expenses relating to a secondary offering of the Company’s stock in the 2011 fourth quarter.

The Company now expects full year interest expense to be in the range of $130 million to $135 million.

Diluted EPS for the 52-week fiscal year, adjusted to exclude losses resulting from redemption of the senior subordinated notes, charges or expenses relating to amendments to or refinancing of any notes, loans or revolving credit facilities, the settlement of interest rate swaps and expenses resulting from secondary stock offerings, is expected to be approximately $2.82 to $2.85, including approximately $0.04 from the favorable resolution of tax audits in the second quarter. The updated guidance is based on approximately 335 million weighted average diluted shares and an expected income tax rate of approximately 37 percent, which includes the $14.5 million favorable adjustment in the second quarter resulting from a tax audit resolution. Excluding the adjustment, the tax rate would exceed the 2011 rate due principally to the expiration of federal jobs related tax credits for employees hired after December 31, 2011 as well as certain federal jobs credits that only applied to 2011.

The Company plans to open approximately 625 new stores, including 479 stores opened through the third quarter. The Company has remodeled or relocated a total of approximately 591 stores through the third quarter, completing its 2012 remodel and relocation program. Capital expenditures are expected to be in the range of $600 million to $650 million for the full year.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Fiscal 2013 Outlook

In fiscal year 2013, the Company plans to open approximately 635 new stores, including approximately 20 Dollar General Market stores and 40 Dollar General Plus stores. In addition, the Company plans to remodel or relocate a total of approximately 550 stores. Square footage is again expected to increase by approximately 7 percent. The Company expects its new Pennsylvania distribution center to be fully operational in the first quarter of fiscal 2014.

The Company plans to share its full year 2013 financial outlook when it reports fourth quarter and full year 2012 results on March 25, 2013.

Conference Call Information

The Company will hold a conference call on Tuesday, December 11, 2012, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Wednesday, December 26, 2012, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 56954859.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted net income, adjusted diluted EPS, EBITDA, and adjusted EBITDA. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. The Company believes that providing comparisons to net income and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance.

The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Fiscal 2012 Financial Outlook” and “Fiscal 2013 Outlook” as well as other statements regarding the Company’s outlook, plans and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which we expected. We derive many of these statements from our operating budgets and forecasts, which are based on many detailed assumptions that we believe are reasonable. However, it is very difficult to predict the effect of known factors, and we cannot anticipate all factors that could affect our actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, or in effecting store relocations or remodels, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper, nuts and resin);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing new distribution centers;
  a data security breach or other damage or interruption to the Company’s information systems;
  changes in the competitive environment and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  the Company’s debt levels and restrictions in its debt agreements;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  factors disclosed under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2012 and any subsequent quarterly filings on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 10,371 stores in 40 states as of November 2, 2012, Dollar General has more locations than any other discount retailer in America. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 2,	October 28,	February 3,
	2012	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$142,580	$118,580	$126,126
Merchandise inventories	2,330,436	2,089,722	2,009,206
Income taxes receivable	13,554	48,807	-
Prepaid expenses and other current assets	131,622	135,746	139,742
Total current assets	2,618,192	2,392,855	2,275,074
Net property and equipment	2,047,434	1,716,797	1,794,960
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,223,407	1,240,733	1,235,954
Other assets, net	46,055	46,908	43,943
Total assets	$10,273,677	$9,735,882	$9,688,520

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$891	$763	$590
Accounts payable	1,199,727	1,132,544	1,064,087
Accrued expenses and other	392,439	414,977	397,075
Income taxes payable	997	1,111	44,428
Deferred income taxes	39,785	22,826	3,722
Total current liabilities	1,633,839	1,572,221	1,509,902
Long-term obligations	3,023,367	2,721,061	2,617,891
Deferred income taxes	655,910	647,329	656,996
Other liabilities	225,699	233,950	229,149
Total liabilities	5,538,815	5,174,561	5,013,938

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	287,613	299,514	295,828
Additional paid-in capital	2,983,323	2,964,576	2,967,027
Retained earnings	1,468,534	1,305,107	1,416,918
Accumulated other comprehensive loss	(4,608)	(7,876)	(5,191)
Total shareholders' equity	4,734,862	4,561,321	4,674,582
Total liabilities and shareholders' equity	$10,273,677	$9,735,882	$9,688,520

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	November 2,	% of Net	October 28,	% of Net
	2012	Sales	2011	Sales
Net sales	$3,964,647	100.00%	$3,595,224	100.00%
Cost of goods sold	2,738,524	69.07	2,479,422	68.96
Gross profit	1,226,123	30.93	1,115,802	31.04
Selling, general and administrative expenses	864,734	21.81	804,885	22.39
Operating profit	361,389	9.12	310,917	8.65
Interest expense	27,726	0.70	38,632	1.07
Other (income) expense	1,728	0.04	53	0.00
Income before income taxes	331,935	8.37	272,232	7.57
Income tax expense	124,250	3.13	101,068	2.81
Net income	$207,685	5.24%	$171,164	4.76%

Earnings per share:
Basic	$0.62		$0.50
Diluted	$0.62		$0.50
Weighted average shares outstanding:
Basic	332,337		341,955
Diluted	334,004		345,777

	For the 39 Weeks Ended
	November 2,	% of Net	October 28,	% of Net
	2012	Sales	2011	Sales
Net sales	$11,814,507	100.00%	$10,622,115	100.00%
Cost of goods sold	8,096,905	68.53	7,270,574	68.45
Gross profit	3,717,602	31.47	3,351,541	31.55
Selling, general and administrative expenses	2,584,675	21.88	2,368,977	22.30
Operating profit	1,132,927	9.59	982,564	9.25
Interest expense	100,466	0.85	164,831	1.55
Other (income) expense	29,956	0.25	60,564	0.57
Income before income taxes	1,002,505	8.49	757,169	7.13
Income tax expense	367,265	3.11	282,994	2.66
Net income	$635,240	5.38%	$474,175	4.46%

Earnings per share:
Basic	$1.90		$1.39
Diluted	$1.89		$1.37
Weighted average shares outstanding:
Basic	333,806		341,670
Diluted	336,339		345,598

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	November 2,	October 28,
	2012	2011
Cash flows from operating activities:
Net income	$635,240	$474,175
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	222,398	204,771
Deferred income taxes	24,221	23,977
Tax benefit of stock options	(85,335)	(16,101)
Loss on debt retirement, net	30,620	60,303
Non-cash share-based compensation	15,357	10,969
Other non-cash gains and losses	9,548	31,656
Change in operating assets and liabilities:
Merchandise inventories	(326,076)	(350,932)
Prepaid expenses and other current assets	12,399	(30,899)
Accounts payable	130,733	164,336
Accrued expenses and other liabilities	(4,334)	89,993
Income taxes	28,350	(57,575)
Other	(2,235)	(174)
Net cash provided by (used in) operating activities	690,886	604,499

Cash flows from investing activities:
Purchases of property and equipment	(453,626)	(363,099)
Proceeds from sales of property and equipment	1,144	729
Net cash provided by (used in) investing activities	(452,482)	(362,370)

Cash flows from financing activities:
Issuance of long-term obligations	500,000	-
Repayments of long-term obligations	(478,026)	(911,708)
Borrowings under revolving credit facility	1,703,400	649,100
Repayments of borrowings under revolving credit facility	(1,349,800)	(361,300)
Debt issue costs	(15,278)	-
Repurchases of common stock	(596,442)	-
Equity transactions with employees, net of taxes paid	(71,139)	(13,188)
Tax benefit of stock options	85,335	16,101
Net cash provided by (used in) financing activities	(221,950)	(620,995)

Net increase (decrease) in cash and cash equivalents	16,454	(378,866)
Cash and cash equivalents, beginning of period	126,126	497,446
Cash and cash equivalents, end of period	$142,580	$118,580

Supplemental cash flow information:
Cash paid for:
Interest	$90,992	$151,123
Income taxes	$328,196	$301,643
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$40,569	$44,225
Purchases of property and equipment under capital lease obligations	$3,440	$-

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	November 2, 2012	October 28, 2011	% Change
Consumables	$3,004,247	$2,705,765	11.0%
Seasonal	471,541	433,931	8.7%
Home products	257,918	236,951	8.8%
Apparel	230,941	218,577	5.7%
Net sales	$3,964,647	$3,595,224	10.3%

	For the 39 Weeks Ended
	November 2, 2012	October 28, 2011	% Change
Consumables	$8,802,350	$7,845,905	12.2%
Seasonal	1,532,772	1,393,557	10.0%
Home products	772,831	706,962	9.3%
Apparel	706,554	675,691	4.6%
Net sales	$11,814,507	$10,622,115	11.2%

Store Activity

		For the 39 Weeks Ended
		November 2, 2012	October 28, 2011

Beginning store count		9,937	9,372
New store openings		479	482
Store closings		(45)	(41)
Net new stores		434	441
Ending store count		10,371	9,813
Total selling square footage (000's)		75,692	70,737
Growth rate (square footage)		7.0%	6.7%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Selling, General & Administrative Expenses and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	November 2, 2012		October 28, 2011		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$3,964.6		$3,595.2		$369.4	10.3%

Selling, general and administrative ("SG&A")	$864.7	21.81%	$804.9	22.39%	$59.8	7.4%
Secondary offering expenses	(0.5)		(0.4)
Acceleration of equity-based compensation	(0.4)		(0.5)
SG&A, excluding certain items	$863.8	21.79%	$804.0	22.36%	$59.8	7.4%

Operating profit	$361.4	9.12%	$310.9	8.65%	$50.5	16.2%
Secondary offering expenses	0.5		0.4
Acceleration of equity-based compensation	0.4		0.5
Operating profit, excluding certain items	$362.3	9.14%	$311.8	8.67%	$50.5	16.2%

Net income	$207.7	5.24%	$171.2	4.76%	$36.5	21.3%
Secondary offering expenses	0.5		0.4
Acceleration of equity-based compensation	0.4		0.5
Debt amendment fees	1.7		-
Total adjustments, before income taxes	2.6		0.9
Income tax effect of adjustments	(0.8)		(0.2)
Net adjustments	1.8		0.7
Adjusted net income	$209.5	5.28%	$171.9	4.78%	$37.6	21.9%

Diluted earnings per share:
As reported	$0.62		$0.50		$0.12	24.0%
Adjusted	$0.63		$0.50		$0.13	26.0%

Weighted average diluted shares	334.0		345.8

	For the 39 Weeks Ended
	November 2, 2012		October 28, 2011		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$11,814.5		$10,622.1		$1,192.4	11.2%

Selling, general and administrative ("SG&A")	$2,584.7	21.88%	$2,369.0	22.30%	$215.7	9.1%
Litigation settlements	-		(13.1)
Secondary offering expenses	(1.4)		(0.4)
Acceleration of equity-based compensation	(1.5)		(0.5)
SG&A, excluding certain items	$2,581.8	21.85%	$2,355.0	22.17%	$226.8	9.6%

Operating profit	$1,132.9	9.59%	$982.6	9.25%	$150.4	15.3%
Litigation settlements	-		13.1
Secondary offering expenses	1.4		0.4
Acceleration of equity-based compensation	1.5		0.5
Operating profit, excluding certain items	$1,135.8	9.61%	$996.6	9.38%	$139.2	14.0%

Net income	$635.2	5.38%	$474.2	4.46%	$161.1	34.0%
Litigation settlements	-		13.1
Secondary offering expenses	1.4		0.4
Acceleration of equity-based compensation	1.5		0.5
Adjustment for settlement of interest rate swaps	(2.5)		-
Write-off of capitalized debt costs	1.6		-
Debt amendment fees	1.7		-
Repurchase of long-term obligations, net	29.0		60.3
Total adjustments before income taxes	32.7		74.3
Income tax effect of adjustments	(12.3)		(28.9)
Net adjustments	20.4		45.4
Adjusted net income	$655.6	5.55%	$519.6	4.89%	$136.1	26.2%

Diluted earnings per share:
As reported	$1.89		$1.37		$0.52	38.0%
Adjusted	$1.95		$1.50		$0.45	30.0%

Weighted average diluted shares outstanding	336.3		345.6

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	For the Quarter		For the		For the
	(13 Weeks) Ended		39 Weeks Ended		Four Quarters Ended
	Nov. 2,	Oct. 28,	Nov. 2,	Oct. 28,	Nov. 2,	Oct. 28,
(In millions)	2012	2011	2012	2011	2012	2011
					(53 Weeks)	(52 Weeks)

Net income	$207.7	$171.2	$635.2	$474.2	$927.7	$696.8
Add (subtract):
Interest expense	27.7	38.6	100.5	164.9	140.5	230.4
Depreciation and amortization	73.7	66.3	215.4	196.0	283.5	258.0
Income taxes	124.2	101.1	367.3	283.0	542.9	403.0
EBITDA	433.3	377.2	1,318.4	1,118.1	1,894.6	1,588.2

Adjustments:
Loss on debt retirement, net	-	-	30.6	60.3	30.6	60.3
Loss (gain)on hedging instruments	-	0.1	(2.4)	0.3	(2.3)	0.4
Non-cash expense for share-based awards	5.1	4.2	15.4	11.0	19.7	14.2
Litigation settlement and related costs, net	-	-	-	13.1	-	13.1
Indirect costs related to merger and stock offering	0.5	0.4	1.3	0.4	1.8	0.7
Other non-cash charges (including LIFO)	5.5	13.1	10.7	30.7	33.3	35.6
Other	1.7	-	2.5	-	2.5	-
Total Adjustments	12.8	17.8	58.1	115.8	85.6	124.3
Adjusted EBITDA	$446.1	$395.0	$1,376.5	$1,233.9	$1,980.2	$1,712.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	November 2,	October 28,
	2012	2011
Senior secured debt	$2,524.3	$2,271.1
Less: cash	142.6	118.6
Senior secured debt, net of cash	$2,381.7	$2,152.5
Adjusted EBITDA	$1,980.2	$1,712.5
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.2x	1.3x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	November 2,	October 28,
	2012	2011
Total long-term obligations	$3,024.3	$2,721.8
Adjusted EBITDA	$1,980.2	$1,712.5
Ratio of long-term obligations to Adjusted EBITDA	1.5x	1.6x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	November 2,	October 28,
	2012	2011
Total long-term obligations	$3,024.3	$2,721.8
Less: cash	142.6	118.6
Total long-term obligations, net of cash	$2,881.7	$2,603.2
Adjusted EBITDA	$1,980.2	$1,712.5
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.5x	1.5x

CONTACT:
Investor and Financial Media Contacts:
Dollar General Corporation
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525